PROSPECTUS
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                                   AGWAY INC.
                                       AND
                           AGWAY FINANCIAL CORPORATION
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                                                             Price to    Underwriting Discounts     Proceeds to
                  Title of Class (1)                          Public       or Commissions (2)       Companies (3)
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AGWAY INC.
Guarantee of Debt Securities                                      --              None                       --
8% Cumulative Preferred Stock, Series B
       Per Unit                                          $          100           None              $          100
       Total                                             $    1,000,000           None              $    1,000,000
Series HM Preferred Stock (4)
       Per Unit                                          $           25           None              $           25
       Total                                             $      100,000           None              $      100,000
Membership Common Stock (5)
       Per Unit                                          $           25           None              $           25
       Total                                             $      100,000           None              $      100,000
AGWAY FINANCIAL CORPORATION
Guaranteed, Subordinated Money Market Certificates
 (minimums 7.25% per annum and 7.5% per annum)
  due October 31, 2006
       Per Unit (6)                                                100%           None              $    100/5,000
       Total                                             $   12,500,000           None              $   12,500,000
Guaranteed, Subordinated Member Money
 Market Certificates (minimums 7.75% per annum
  and 8.0% per annum) due October 31, 2006
       Per Unit (6)                                                100%           None              $    100/5,000
       Total                                             $   17,500,000           None              $   17,500,000
Guaranteed, Subordinated Money Market Certificates
  (minimum 7.75% per annum) due October 31, 2000
       Per Unit                                                    100%           None              $        2,000
       Total                                             $   15,000,000           None              $   15,000,000
Guaranteed, Subordinated Money Market Certificates
  (minimum 8.0% per annum) due October 31, 2002
       Per Unit                                                    100%           None              $        2,000
       Total                                             $   15,000,000           None              $   15,000,000
Guaranteed, Subordinated Member and Subordinated
 Money Market Certificates under the  Interest
  Reinvestment  Option  (ranging  from  minimum
   of 4.5% to 9.5% per annum) due from October 31,
    1997 through October 31, 2008
       Per Unit                                                    100%           None
       Total                                             $   19,115,000           None              $   19,115,000
                                  ------------------

       The Certificates bear interest payable semiannually in arrears on January 1 and July 1 of each year. The Certificates are redeemable at the option of the Company. A complete description of the securities offered by Agway Financial Corporation ("AFC") is set forth on pages 8 through 17 herein.

       There is no market for any of the offered securities other than that provided by Agway Inc. (Agway) and AFC (together the "Companies") through their practice of repurchasing certain outstanding securities whenever registered holders elect to tender them for repurchase. The Companies do not intend to follow this practice with respect to the 7.75% and 8.0% Subordinated Money Market Certificates described herein. For a discussion of certain factors to be considered in connection with an investment in the securities offered hereby, see the "Risk Factors" section of this prospectus set forth on page 4.

                         FOOTNOTES ARE LOCATED ON PAGE 2

                THE DATE OF THIS PROSPECTUS IS APRIL 9, 1997

FOOTNOTES:
      (1) See pages 8 through 17 for a description of the securities being offered and qualifications of the purchaser.
      (2) The securities offered by this Prospectus are being offered by the Companies through their employees. No commission or other remuneration is being paid directly or indirectly to such persons in connection with the offer and sale of the securities.
      (3) It is assumed that all securities offered are sold and the amount of proceeds is before deduction of estimated expenses of $114,000. Because there is no underwriting of the securities offered, there is no assurance that all or any part of the indicated proceeds will be received by the Companies from the offering of the securities.
      (4) The Series HM Preferred Stock may be purchased only by former members of Agway Inc.
      (5) The Membership Common Stock may be purchased only by persons entitled to membership in Agway Inc.
      (6) Certificates with the same maturity date bearing lower interest rates will be issued in minimum denominations of $100, while Certificates bearing a higher interest rate will be issued in minimum denominations of $5,000.
                                   ----------

      NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS; ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS; NOR DOES IT CONSTITUTE AN OFFER TO SELL, IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANIES TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANIES SINCE THE DATE HEREOF.

                              AVAILABLE INFORMATION

      Agway is a cooperative association as defined in the Agricultural Marketing Act of 1929 and as such is exempt from certain registration, proxy and insider trading provisions of the Securities Exchange Act of 1934. AFC is a wholly owned subsidiary of Agway. All holders of Membership Common Stock and/or securities receive an Annual Report in November of each year which contains the information called for by Rule 14A-3(b). A prospectus is also sent in January of each year to all holders of securities who have elected the interest reinvestment option. The Annual Report contains financial information that has been audited and reported upon, with an opinion expressed by certified public accountants. Other holders of securities may obtain an Annual Report or Prospectus upon request from: Patricia Edwards, Assistant Secretary, P. O. Box 4761, Syracuse, N.Y. 13221; Telephone: 315-449-6311. Agway shall file with the Securities and Exchange Commission supplementary and periodic information, documents and reports required of issuers under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such materials can be obtained by mail from the Commission at prescribed rates. Requests should be directed to the SEC's Public Reference Section. The Securities and Exchange Commission also maintains a web site which contains information regarding registrants who file electronically, the "EDGAR" data base. The web site address for the EDGAR data base is http://www.sec.gov/edgarhp.htm. In addition, materials may be inspected or obtained at 333 Butternut Drive, DeWitt, New York 13214 (P. O. Box 4933, Syracuse, New York, 13221; Telephone: 315-449-6436).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Companies hereby incorporate by reference into this Prospectus the Annual Report of Agway on Form 10- K filed on September 9, 1996, for the fiscal year ended June 30, 1996, pursuant to Section 13 of the Securities Exchange Act of 1934 (File Number 2-22791). In an exemptive release granted pursuant to a "no action letter" by the staff of the Securities and Exchange Commission, AFC, as a separate company, is not required to file periodic reports with respect to these debt securities but does report summarized AFC financial information in Agway's financial statement footnotes.

      All reports and other documents filed by Agway pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

      The Companies will provide a copy of any of the foregoing documents incorporated herein by reference(other than exhibits to such documents), without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person to: Patricia Edwards, Assistant Secretary, P. O. Box 4761, Syracuse, N.Y. 13221, Telephone: 315-449-6311.


                           TABLE OF CONTENTS
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The Companies.................................................................3
Risk Factors..................................................................4
Selected Financial Data and Ratio of Margins..................................5
Use of Proceeds...............................................................7
Description of Securities to be Registered....................................8
Legal Opinion................................................................17
Experts......................................................................18
Distribution and Redemption of Securities Offered............................18
Absence of Public Market, Redemption and Market Risk.........................18
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                                  THE COMPANIES

      Agway Inc., incorporated under the Delaware General Corporation Law in 1964 and headquartered at 333 Butternut Drive, DeWitt, New York, 13214 (Telephone Number 315-449-6412), is an agricultural cooperative directly engaged in product manufacturing, processing and distribution, wholesale purchasing and marketing of agricultural related products for its members and other patrons principally in twelve northeastern states.

      AFC, a wholly owned subsidiary of Agway, is a Delaware corporation incorporated in 1986 with principal executive offices at 1105 North Market Street, Wilmington, Delaware 19801 (Telephone Number 302-654-8371). AFC's business activities consist primarily of securing financing through bank borrowings and issuance of corporate debt instruments to provide funds to its sole stockholder, Agway, and AFC's wholly owned subsidiary, Agway Holdings, Inc.
(AHI) and its subsidiaries, for general corporate purposes. The payment of principal and interest on bank borrowings and on the debt securities offered by this prospectus is absolutely and unconditionally guaranteed by Agway. AFC, through certain subsidiaries of AHI, is involved in retail and wholesale sales of farm supplies, yard and garden products, pet food and pet supplies; the distribution of petroleum products; repackaging and marketing of vegetables; manufacturing of pet foods; processing and marketing sunflower seeds; the underwriting and sale of certain types of property and casualty insurance; the sale of health insurance; and lease financing.

                                  RISK FACTORS

      SUBORDINATION. The Money Market Certificates ("the Certificates") offered by this Prospectus are unsecured obligations of the Company and are subordinated to all Senior Debt (as defined in "Description of the Certificates Subordination Provisions") of the Company. Therefore, in the event of bankruptcy, liquidation or reorganization of the Company, its assets will be available to pay obligations under the Certificates only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Certificates then outstanding. As of April 1, 1997, Senior Debt of $42,500,000 was outstanding. See "Description of the Certificates - Subordination Provisions."

      LIMITATIONS ON TRANSFER. The Series HM Preferred Stock, the Membership Common Stock, the 7.75% Member Certificates and the 8.0% Member Certificates may not be transferred, except in certain very limited circumstances. The Series HM Preferred Stock and the Membership Common Stock may not be transferred other than to Agway, except with Agway's written consent endorsed on the relevant certificate. Pursuant to its By-laws, Agway will permit transfers of such stock only to persons who were Agway members. See "Description of Honorary Member Preferred Stock, Series HM - Limitations on Ownership and Transfer" and "Membership Common Stock - Limitations on Ownership and Transfer." The 7.75% and 8.0% Member Certificates may not be transferred, except by will or operation of law. The 7.25%, 7.5% and 7.75% and 8.0% Certificates are freely transferable. See "Description of Certificates - Transfer."

      ABSENCE OF PUBLIC MARKET, REDEMPTION AND MARKET RISK. As noted above, there are substantial restrictions on the transfer of the Membership Common Stock, Series HM Preferred Stock and the Member Certificates. With respect to Certificates that are freely transferable, there is no market for such securities and there is no intention on the part of the Companies to create or encourage a trading mechanism for those Certificates. The Companies do not intend to apply for a listing of the Certificates on any securities exchange. The secondary market for, and the market value of, the Certificates will be affected by a number of factors independent of the creditworthiness of Agway and AFC, including the level and direction of interest rates, the remaining period to maturity of the Certificates, the right of the Companies to redeem the Certificates, the aggregate principal amount of the Certificates and the availability of comparable investments. In addition, the market value of the Certificates may be affected by numerous other interrelated factors, including factors that affect the U. S. corporate debt market generally and Agway and AFC specifically. There is no assurance that in the event of redemption the investor will be able to reinvest the proceeds in comparable securities at an effective interest rate as high as that of the Certificates. Debenture holders should rely solely on the Companies' ability to repay principal at maturity of the offered Certificates as the source for liquidity in this investment. See "Description of Certificates - Interest Rates," - "Redemption Provisions" and "Repurchase Practice."

      MARKET PRICE OF AND DIVIDENDS ON AGWAY'S EQUITY. The incidents of ownership of Agway's Membership Common Stock and Series HM Preferred Stock differ considerably from those of common stock and preferred stock ownership in the usual business corporation. The Membership Common Stock may be purchased only by persons entitled to membership in the Company. Only farmers and cooperative organizations of farmers who purchase farm supplies or services or market farm products through Agway may be members. Series HM Preferred Stock can only be purchased by former Agway members. By reason of the fact that Agway functions as an agricultural cooperative, its Membership Common Stock primarily serves the purpose of evidencing membership in Agway (or, in the case of Series HM Preferred Stock, Former membership) rather than of evidencing an equity interest in Agway. The equity claim of Membership Common stockholders and Series HM Preferred stockholders to the assets of Agway is measured by, and restricted to, the $25 par value of the share, plus dividends declared and unpaid, if any, for the current year. See "Description of Membership Common Stock," "Description of Honorary Member Preferred Stock, Series HM," and "Market Price of and Dividends on Agway's Equity."

      AGRICULTURAL AND OTHER FACTORS. The financial condition of the Company can be directly affected by factors affecting the agricultural economy, since these factors impact the demand for the Company's products and the ability of its customers to make payments for products already purchased through credit extended by the Company. These factors include: (i) changes in the level of government expenditures on farm programs (e.g., milk marketing orders) and other changes in governmental agricultural programs (e.g., acreage reduction programs) that may adversely affect the level of income of customers of the Company, (ii) weather-related conditions which periodically occur that can positively or negatively impact the agricultural productivity and income of the customers of the Company; and (iii) the relationship of demand relative to supply of agricultural commodities produced by customers of the Company. In addition, the Company's energy business is also impacted by factors beyond its control such as weather conditions in the Northeast and the relationship of supply and demand for petroleum-related products worldwide as well as within Agway's market. Agway's retail business can be impacted by fluctuations in the economy and particularly those fluctuations that in general affect consumer demand for products in the Northeast. To the extent that these factors adversely affect the customers of the Company, the financial condition of the Company and the ability of the Company to make payments on the Certificates could be adversely affected.

       SELECTED FINANCIAL DATA OF AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                         AND RATIO OF MARGINS (EARNINGS)
            (Thousands of Dollars Except Per Share and Ratio Amounts)

      The following "Selected Financial Data" of the Company and Consolidated Subsidiaries has been derived from consolidated financial statements audited by Coopers & Lybrand L.L.P., whose reports for the periods ended June 30, 1996, 1995 and 1994 are included in the Annual Report on Form 10-K and should be read in conjunction with the full financial statements of the Company and Notes thereto.

                                             (In Thousands of Dollars Except Per Share Amounts)
                               ------------------------------------------------------------------------------------
                                                                  Years Ended June 30

                                   1996              1995              1994             1993              1992
                               -------------     -------------    --------------    -------------    --------------
Net sales and revenues (1)...  $  1,662,602      $  1,592,053     $   1,694,274     $  1,719,890     $   1,815,735

Margin (loss) from
  continuing operations (1)..  $     10,085      $     (7,978)    $         696     $     25,727     $     (44,571)

Net margin (loss) (2)........  $     11,600      $    (15,908)    $      (3,304)    $     19,750     $     (58,813)

Total assets (1).............  $  1,244,271      $  1,224,751     $   1,273,711     $  1,223,462     $   1,204,037

Total long-term debt (1) ....  $    291,666      $    268,310     $     253,104     $    216,146     $     230,135

Total long-term subordinated
    debt (1).................  $    414,927      $    399,064     $     407,144     $    379,619     $     382,862

Cash dividends per share
  of common stock ...........  $       1.50      $       1.50     $        1.50     $       1.50     $        1.50

(1) Certain amounts reported in fiscal years ended June 30, 1992-1995, have been reclassified to conform to current year presentation.

(2) The 1992 data reflect a $75,000 charge before taxes for business restructuring; 1994 data reflect a $6,065 credit before taxes from business restructuring and an after-tax operating loss of $4,000 from discontinued operations; 1995 data reflect an after-tax loss of $12,360 in discontinued operations related to H.P. Hood Inc. ("Hood"), an after-tax gain on the sale of Curtice-Burns Foods, Inc. of $4,430 and a credit before taxes from business restructuring of $3,248; 1996 data reflect a $1,943 credit before taxes from business restructuring and an after-tax gain on the sale of Hood, net of operating losses until the time of sale of $1,515. Activities related to the 1992 restructuring plans have been concluded and no further charges or credits will be forthcoming.

       SELECTED FINANCIAL DATA OF AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                         AND RATIO OF MARGINS (EARNINGS)
            (Thousands of Dollars Except Per Share and Ratio Amounts)

RATIO OF MARGINS (EARNINGS)

    For purposes of this ratio, margins from continuing operations represent margins before (i) income taxes and discontinued operations and (ii) fixed charges and preferred dividend requirements. Fixed charges include interest on debt and the interest factor of rent. The pro-forma ratio of margins to fixed charges and to fixed charges and preferred dividends combined of Agway Inc. (parent) as of June 30, 1996, after giving effect to the issuance of the certificates offered hereby would be 2.8 and 2.0, respectively.

                                                                                  June 30,
                                                            ----------------------------------------------------
                                                              1996       1995       1994       1993       1992
                                                            ---------  ---------  --------   --------   --------

Ratio of adjusted margins to fixed charges:
 Agway Inc. and Consolidated Subsidiaries (1)                     1.3      *           1.1        1.4      *
                                                            =========  =========  ========   ========   ========

 Agway Inc. (2)                                                   3.8        1.6      *           1.5      *
                                                            =========  =========  ========   ========   ========

Ratio of margins to fixed charges and
preferred dividends combined:
 Agway Inc. and Consolidated Subsidiaries (1)                     1.1      *          *           1.3      *
                                                            =========  =========  ========   ========   ========
 Agway Inc. (2)                                                   2.5        2.0      *           1.3      *
                                                            =========  =========  ========   ========   ========
      *Adjusted net margin is inadequate to cover fixed charges or fixed charges and preferred dividends combined. See below for amount deficient.
                                                                                  June 30,
                                                            ----------------------------------------------------
                                                              1996       1995       1994       1993       1992
                                                            ---------  ---------  --------   --------   --------
Deficiency of adjusted net margins to total fixed charges:
  Agway Inc. and Consolidated Subsidiaries (1)                  N/D    $   6,350      N/D       N/D     $ 50,549
                                                            =========  =========  =========  ========   ========
  Agway Inc. (2)                                                N/D       N/D     $  17,330     N/D     $ 51,202
                                                            =========  =========  =========  ========   ========


Deficiency of adjusted net margins to
  total fixed charges and preferred
  dividends combined:
  Agway Inc. and Consolidated Subsidiaries (1)                  N/D    $  12,605  $  29,662    N/D      $ 54,774
                                                            =========  =========  =========  ========   ========
  Agway Inc. (2)                                                N/D       N/D     $  19,619    N/D      $ 55,559
                                                            =========  =========  =========  ========   ========

(1) Certain ratios reported in fiscal years ended June 30, 1992-1995 have changed as a result of Hood being reclassified from continuing to discontinued operations.
(2) Parent-company ratios are presented since all of AFC's debt is unconditionally guaranteed by Agway Inc.
N/D      No deficiency.

                                 USE OF PROCEEDS

      There is no underwriting of the securities offered; thus there is no assurance that all or any of the proceeds will be received. The net proceeds of the sale of the offered securities will be no greater than $79,115,000. The funds received will be applied by the Companies approximately in the relative order that follows:

                                                  AGWAY                 AFC               TOTAL               %
                                            -----------------   -----------------   ----------------    ----------
Offering expenses                           $           1,000   $         113,000   $        114,000          .1
Repurchase of outstanding securities               13,100,000          41,142,000         54,242,000        68.6
Redemption of short- and long-term debt                                24,759,000         24,759,000        31.3
                                            -----------------   -----------------   ----------------    ----------
                                            $      13,101,000   $      66,014,000   $     79,115,000       100.0%
                                            =================   =================   ================    ==========

      Although the exact amount is presently indeterminable, it is anticipated that approximately $54,242,000 of the proceeds of this offering will be used for the repurchase of outstanding securities, which is a continuation of a practice of providing a market for the securities by repurchasing such securities (at par value in the case of preferred and common stock, and at the principal plus accrued interest in the case of debentures and money market certificates) as the holders (members or other investors) elect to tender the securities for repurchase. Proceeds from the offering pending its actual use will be used to pay down short-term debt. As of April 1, 1997, the range of interest rates and maturities of short-term debt that will be paid down was 5.39% - 5.60% and April 1, 1997 - April 14, 1997, respectively. The practice of repurchasing securities will not be followed with respect to the 7.75% and 8.0% Subordinated Money Market Certificates described herein. The amounts of each type of security estimated to be repurchased within the next year are as follows:

                    Subordinated Debentures     $ 1,500,000
                    Money Market Certificates    39,642,000
                    Preferred Stock              13,000,000
                    Common Stock                    100,000
                                                -----------
                                                $54,242,000
                                                ===========

      Approximately $14,600,000 of the above money market securities, at rates of 5.0%-6.5%, matured on October 31, 1996. Because the remaining securities estimated to be repurchased are those presented by the holders, the Companies cannot determine at this time the interest rates or maturities of the debt securities which may be repurchased. However, as described in detail under the heading "Description of the Certificates - Description of the Interest Reinvestment Option" on page 16, the possible range of interest rates and maturities are 4.5% - 9.5% and 1997 - 2008, respectively. If the proceeds of this offering are not sufficient to provide funds for the repurchase of all securities tendered for repurchase, Agway intends to utilize available cash from other sources for additional repurchases. Long-term debt which may be paid consists of capital leases and non-compete payments.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

AGWAY INC.

     DESCRIPTION OF 8% CUMULATIVE PREFERRED STOCK, SERIES B ($100 PAR VALUE)

      Agway is authorized to issue 250,000 shares of 8% cumulative preferred stock, Series B, having a par value of $100 per share (the "Series B Preferred Stock"). The following summary of the Series B Preferred Stock is subject in all respects to the provisions of the amended Certificate of Incorporation and By-laws of Agway, which are incorporated by reference to this Registration Statement. The exhibits incorporated by reference thereto may be obtained from the Commission or from Agway in the same manner as the documents described under "Available Information" on page 2.

      DIVIDEND RIGHTS. The holders of shares of Series B Preferred Stock are entitled to cumulative dividends at the rate of 8% per annum. The 6% Series A Preferred Stock has priority with respect to the payment of dividends over 8% cumulative preferred stock, Series B (the "Series B Preferred Stock"), 8%
cumulative preferred stock, Series B-1 (the "Series B-1 Preferred Stock"), 7% cumulative preferred stock, Series C (the "Series C Preferred Stock"), and Series HM Preferred Stock (as defined in page 9). There are no restrictions in any indenture or other agreement respecting the payment of dividends on cumulative preferred stock.

      VOTING RIGHTS. The holders of Series B Preferred Stock are not entitled to vote for directors, to participate in meetings or management of Agway, or to vote in any proceedings except in such statutory proceedings as to which their votes are required by law.

      LIQUIDATION RIGHTS. In the event of any distribution of assets in liquidation or dissolution of Agway, all debts of Agway shall be paid before the holders of any class or series of preferred stock or common stock are entitled to any distribution of assets. If assets remain after all debts are paid, the holders of the Series A Preferred Stock shall receive the full par value thereof, together with all cumulative dividends declared, accrued, and unpaid to date of distribution, before any funds shall be distributed to holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series HM Preferred Stock. The holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series HM Preferred Stock shall first receive the full par value thereof, together with all cumulative dividends accrued and unpaid to date of distribution, before any funds shall be distributed to holders of common stock of Agway, or credited to retained margins of Agway.

      GENERAL. The Series B Preferred Stock has no pre-emptive or conversion rights. The shares of Series B Preferred Stock will be, when issued, duly authorized, validly issued and fully paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debts.

      TRANSFER.  Shares of Series B Preferred Stock are freely transferable.

      REDEMPTION PROVISIONS. The Series B Preferred Stock is subject, at the option of the Board of Directors, to redemption, as a whole or in part, upon payment of the par value thereof ($100 per share) with all accrued dividends to the date fixed for redemption. In case of partial redemption, shares to be redeemed shall be drawn by lot. There are no restrictions in any indenture or other document respecting the redemption or purchase of shares by Agway.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of Agway to repurchase, at par, the share of any holder of Series B Preferred Stock when presented for repurchase, and it is the present intention of Agway to follow such practice in the future.

    DESCRIPTION OF HONORARY MEMBER PREFERRED STOCK, SERIES HM ($25 PAR VALUE)

      Agway is authorized to issue 80,000 shares of Honorary Member preferred stock having a par value of $25 per share (the "Series HM Preferred Stock"). As of April 1, 1997, 2,520 shares are outstanding with total par value of $63,000. The summary description of the Series HM Preferred Stock which follows is subject in all respects to the provisions of the amended Certificate of Incorporation and By-laws of Agway which are incorporated by reference to this Registration Statement.

      LIMITATIONS ON OWNERSHIP AND TRANSFER. Series HM Preferred Stock may be issued only to individuals who have previously held Agway Membership Common Stock or to their spouses and no more than one share of such stock may be issued to any one person, and Agway, acting in its capacity as transfer agent, prevents two shares being issued to the same person. No subscription for this stock will be accepted unless the subscriber was a member of Agway. Series HM Preferred Stock may not be transferred other than to Agway except with its written consent endorsed on the certificate. Pursuant to its By-laws, Agway will permit transfer of such stock only to persons who were members in Agway and will limit ownership of the stock to one share per person.

      DIVIDEND RIGHTS. The holders of the Series HM Preferred Stock are entitled to receive annual dividends, when and as declared by the Board of Directors. Dividends are non-cumulative. There are no restrictions in any indenture or other agreement respecting the payment of dividends on Series HM Preferred Stock.

      VOTING RIGHTS. The holders of Series HM Preferred Stock have no voting rights.

      LIQUIDATION RIGHTS. In the event of any distribution of assets in liquidation or dissolution of Agway, all debts of Agway shall be paid before the holders of any class or series of preferred stock or common stock are entitled to any distribution of assets. If assets remain after all debts are paid, the holders of the Series HM Preferred Stock would be entitled, subject to the liquidation rights of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, to receive only the par value thereof ($25 per share) plus accrued dividends, if any. Any net assets of Agway remaining after payment of the par value and accrued dividends on the Series HM Preferred Stock would be distributed to the holders of the common stock of Agway and any net assets remaining after the rights of such holders had been satisfied would be distributed to the members and/or patrons of Agway to whom its retained margin would be credited.

      GENERAL. The Series HM Preferred Stock has no pre-emptive or conversion rights. The shares of Series HM Preferred Stock will be, when issued, duly authorized, validly issued and fully paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debts.

      REDEMPTION PROVISIONS. The Series HM Preferred Stock is subject, at the option of the Board of Directors, to redemption, as a whole or in part, upon payment of the par value thereof ($25 per share) with all accrued dividends to the date fixed for redemption. In case of partial redemption, shares to be redeemed shall be drawn by lot. There are no restrictions in any indenture or other document respecting the redemption or purchase of shares by Agway.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of Agway to repurchase, at par, the share of any holder of Series HM Preferred Stock when presented for repurchase, and it is the present intention of Agway to follow such practice in the future.

             DESCRIPTION OF MEMBERSHIP COMMON STOCK ($25 PAR VALUE)

      Agway is authorized to issue 300,000 shares of membership common stock having a par value of $25 per share (the "Membership Common Stock"). As of April 1, 1997, 106,290 shares (82,811 shares active and 23,479 shares called by the Company but not surrendered by the holder) are outstanding with total par value of $2,657,250. The summary description of the Membership Common Stock which follows is subject in all respects to the provisions of the amended Certificate of Incorporation and By-laws of Agway, copies of which are incorporated by reference to this Registration Statement.

      LIMITATIONS ON OWNERSHIP AND TRANSFER. Membership Common Stock may be issued only to persons entitled to membership in Agway, and no more than one share of such stock may be issued to any one person, and Agway, acting in its capacity as transfer agent, prevents two shares being issued to the same person either through new application or transfer. No subscription for Membership Common Stock will be accepted unless the subscriber is qualified for membership in Agway, as determined by a local geographic committee applying criteria set forth in Agway's By-Laws. Membership in Agway consists of farmers or cooperative organizations of farmers who are record holders of one share of Membership Common Stock of Agway and who purchase farm supplies or farm services or market farm products through Agway or franchised representatives. Membership Common Stock may not be transferred other than to Agway except with its written consent endorsed on the certificate. Pursuant to its By-laws, Agway will permit transfer of such stock only to persons entitled to membership in Agway and will limit ownership of the stock to one share per person. If any holder of Membership Common Stock has ceased to be a member of Agway because the member has ceased to be a farmer, or because the member has done no business with Agway since the beginning of its preceding fiscal year, such stock held by the member may be called for repurchase at the par value thereof, plus accrued dividends, if any. It is the present intention of Agway to call such stock for repurchase under such circumstances. Stock not being called for repurchase would allow the continued rights and privileges of membership.

      DIVIDEND RIGHTS. The holders of the Membership Common Stock are entitled to receive annual dividends, when and as declared by the Board of Directors. Dividends are non-cumulative. The holders of preferred stock are entitled to receive, when and as declared by the Board of Directors, preferential dividends before any dividends shall be declared or paid or set aside for the Membership Common Stock. Such dividends are cumulative except in the case of HM Preferred Stock. There are no other restrictions in any indenture or other agreement respecting the payment of dividends on Membership Common Stock.

      VOTING RIGHTS. The Membership Common Stock carries the exclusive voting rights of Agway, on the basis of one vote for each share of such stock.

      LIQUIDATION RIGHTS. In the event of any liquidation of Agway or other disposition of its assets, the holders of the Membership Common Stock would be entitled, after all debts of Agway are paid, subject to the liquidation rights of the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Series HM Preferred Stock to receive only the par value thereof ($25 per share) plus dividends declared and unpaid, if any, for the current year. Any net assets of Agway remaining after payment of the par value and accrued dividends on the Membership Common Stock would be distributed to the members and/or patrons of Agway to whom its retained margin would be credited. No person is entitled to any distribution of assets with respect to the retained margin or otherwise prior to the dissolution of Agway.

      GENERAL. The Membership Common Stock has no pre-emptive or conversion rights. The shares of Membership Common Stock will be, when issued, duly authorized, validly issued and fully-paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debts.

      REDEMPTION   PROVISIONS.   The  Membership  Common  Stock  is  subject  to
redemption if any holder ceases to be a member of Agway.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of Agway to repurchase, at par, the share of any holder of Membership Common Stock when presented for repurchase, and it is the present intention of Agway to follow such practice in the future.

AGWAY FINANCIAL CORPORATION

      The following are the securities currently being issued by AFC, which are absolutely and unconditionally guaranteed by Agway (such securities being referred to herein as the "Certificates"). In addition, AFC may change the minimum rate of interest offered or the maturity date for certificates sold after the date of such change by filing a supplement to this Prospectus with the Securities and Exchange Commission setting forth the new terms. Any change in the interest rate or maturity date offered will not affect the rate of interest on or maturity date of any Debentures theretofore issued.

                                                               PRICE TO     UNDERWRITING DISCOUNTS      PROCEEDS TO
                    TITLE OF CLASS                              PUBLIC          OR COMMISSIONS              AFC
-------------------------------------------------------------------------------------------------------------------
CERTIFICATES:
Subordinated Money Market Certificates
 (minimum 7.25% per annum) due October 31,
  2006 (the "7.25% Certificates")
       Per Unit                                                     100%             None             $         100
       Total                                              $    2,500,000             None             $   2,500,000

Subordinated Money Market Certificates
  (minimum 7.75% per annum) due October 31,
  2006 (the "7.75% Member Certificates")
       Per Unit                                                     100%             None             $         100
       Total                                              $    2,500,000             None             $   2,500,000

Subordinated Money Market Certificates
  (minimum 7.5% per annum) due October 31,
  2006 (the "7.5% Certificates")
       Per Unit                                                     100%             None             $       5,000
       Total                                              $   10,000,000             None             $  10,000,000

Subordinated Money Market Certificates
  (minimum 8.0% per annum) due October 31,
  2006 (the "8.0% Member Certificates")
       Per Unit                                                     100%             None             $       5,000
       Total                                              $   15,000,000             None             $  15,000,000

Subordinated Money Market Certificates
  (minimum 7.75% per annum) due October 31,
  2000 (the "7.75% Certificates")
       Per Unit                                                     100%             None             $       2,000
       Total                                              $   15,000,000             None             $  15,000,000

Subordinated Money Market Certificates
  (minimum 8.0% per annum) due October 31,
  2002 (the "8.0% Certificates")
       Per Unit                                                     100%             None             $       2,000
       Total                                              $   15,000,000             None             $  15,000,000

Subordinated Member and Subordinated Money Market
  Certificates under the Interest Reinvestment Option
  (ranging from minimum of 4.5% to 9.5% per annum)
  due from October 31, 1997 through October 31, 2008
       Per Unit                                                     100%             None
       Total                                              $   19,115,000             None             $  19,115,000

                         DESCRIPTION OF THE CERTIFICATES

      INTEREST RATES. Interest on the 7.25% Certificates and 7.75% Member Certificates, issued in $100 denominations, is payable semiannually on January 1 and July 1, and at maturity, at a rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates' "stated rate" (the "stated rate" is 7.25% for the 7.25% Certificates and 7.75% for the 7.75% Member Certificates); and,
      (2) one-half percent (.5%) below the "Treasury Bill Rate" (as defined below).

      Interest on the 7.5% Certificates and 8.0% Member Certificates, issued in $5,000 denominations, is payable semiannually on January 1 and July 1, and at maturity, at a rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates' "stated rate" (the "stated rate" is 7.5% for the 7.5% Certificates and 8.0% for the 8.0% Member Certificates); and,
      (2)  the "Treasury Bill Rate" (as defined below).

      Interest   on  the   7.75%  and  8.0%   Certificates,   issued  in  $2,000
denominations, is payable semiannually on January 1 and July 1, and at maturity, at a rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates' "stated rate" of 7.75% for the 7.75% Certificates and 8.0% for the 8.0% Certificates; and,
      (2)  the "Treasury Bill Rate" (as defined below).

      U.S. Treasury bills are issued and traded on a discount basis, the amount of the discount being the difference between their face value at maturity and their sales price. The per annum discount rate on a U.S. Treasury bill is the percentage obtained by dividing the amount of the discount on such U.S. Treasury bill by its face value at maturity and annualizing such percentage on the basis of a 360-day year. The Federal Reserve Board currently publishes such rates weekly in its Statistical Release H.15 (519). Unlike the interest on U.S. Treasury bills, interest on the certificates will not be exempt from state and local income taxation.

      The "Treasury Bill Rate" for each semiannual interest payment date is the arithmetic average of the weekly per annum auction average discount rates at issue date for U.S. Treasury bills with maturities of 26 weeks (which may vary from the market discount rates for the same weeks), as published for each week by the Federal Reserve Board, during the period June 1 to November 30, inclusive, for the January 1 interest payment date or during the period December 1 to May 31, inclusive, for the July 1 interest payment date or during the period June 1 to September 30 for interest payable on the maturity date (each such period, an "Interest Determination Period"). In the event that the Federal Reserve Board does not publish the weekly per annum auction average discount rate for a particular week, AFC shall select a publication of such rate by any Federal Reserve Bank or any U.S. Government department or agency to be used in computing the arithmetic average. The Treasury Bill Rate will be rounded to the nearest one hundredth of a percentage point.

      In the event that AFC in good faith determines that for any reason a Treasury Bill Rate is not published for a particular week in an Interest Determination Period with respect to a particular interest payment date or the maturity date, as applicable, an "Alternate Rate" will be substituted for the Treasury Bill Rate for such period and date. The Alternate Rate will be the arithmetic average of the weekly per annum auction average discount rates for those weeks in the relevant Interest Determination Period for which rates are published as described above, if any, and the weekly per annum auction average discount rates or market discount rates or stated interest rates for comparable issue(s) of securities as is selected by AFC, with the concurrence of the Trustee, for those weeks in the Interest Determination Period for which no rate is published as described above. The Alternate Rate will be rounded to the nearest one hundredth of a percentage point.

                   DESCRIPTION OF THE CERTIFICATES (CONTINUED)

      In the further event that AFC in good faith determines that neither the Treasury Bill Rate nor Alternate Rate can be computed for the period June 1 to November 30, inclusive, for the January 1 interest payment date or for the period December 1 to May 31, inclusive, for the July 1 interest payment date, the rate of interest payable with respect to any Certificate will be the rate stated thereon.

      The last interest payment date for the Certificates is the date of maturity. Interest payable on the Certificates at maturity shall be calculated as described above, during the period June 1 to September 30 in the year of maturity.

      The following chart sets forth for the periods indicated:

           (1)  The "Treasury Bill Rate," as defined above.
           (2) The highest per annum discount rate on six month U.S. Treasury Bills at one of the 26 auctions during the period used to calculate the "Treasury Bill Rate."
           (3) The lowest per annum discount rate on six month U.S. Treasury Bills at one of the 26 auctions during the period used to calculate the "Treasury Bill Rate."

   Payment
    Date      "Treasury Bill Rate"               High                       Low
--------------------------------------------------------------------------------


   Jan.-92            5.32%                      5.97%                     4.50%
   Jul.-92            3.97%                      4.39%                     3.71%
   Jan.-93            3.28%                      3.90%                     2.78%
   Jul.-93            3.13%                      3.46%                     2.95%
   Jan.-94            3.16%                      3.30%                     3.02%
   Jul.-94            3.71%                      4.81%                     3.14%
   Jan.-95            5.04%                      5.85%                     4.53%
   Jul.-95            6.01%                      6.42%                     5.65%
   Jan.-96            5.37%                      5.61%                     5.22%
   Jul.-96            5.01%                      5.25%                     4.71%
   Jan.-97            5.07%                      5.38%                     5.07%

      If the Certificates currently being offered had been outstanding on January 1, 1997, the stated interest rates would have been paid. Although the period December 1, 1996 to May 31, 1997, is not complete as of the date of this Prospectus (and hence the Treasury Bill Rate for the July 1, 1997 interest payment date cannot yet be determined), the Treasury Bill Rate as of April 1, 1997 was 5.31%.

      The six-month U.S. Treasury bill rate has fluctuated widely during the periods shown in the chart. This rate can be expected to fluctuate in the future. These fluctuations will cause the rate of interest payable on the Certificates issued in $5,000 and $2,000 denominations to exceed the stated rate whenever the Treasury Bill Rate exceeds the stated rate. Interest payable on the Certificates issued in $100 denominations will exceed the stated rate when the Treasury Bill Rate exceeds the stated rate by more than one-half percent (.5%).

      GENERAL. AFC is authorized to issue the Certificates pursuant to the indenture dated as of August 23, 1989, between AFC and the Key Bank of New York, as Trustee, as supplemented by the supplemental indenture dated August 24, 1992. The indenture and supplemental indenture are filed as exhibits to the Registration Statement and reference is made thereto for a complete statement of the terms and provisions of these Certificates.

                   DESCRIPTION OF THE CERTIFICATES (CONTINUED)

      The Certificates bear interest payable semiannually on January 1 and July 1 of each year and at maturity at the rates quoted herein. Principal and interest on the Certificates will be payable at the office of the transfer agent, Agway, in DeWitt, New York. Additional amounts may be added to the principal of any Certificate pursuant to an election by the holder thereof to have the semiannual interest payments added to and increase the principal amount of the Certificate. The 7.25% Certificates and 7.75% Member Certificates are to be issued in registered form only in denominations of $100 and multiples thereof. The 7.5% Certificates and 8.0% Member Certificates are to be issued in registered form only in denominations of $5,000 and multiples thereof. The 7.75% and 8.0% Certificates (not eligible for the Company's normal repurchase practice) are to be issued in registered form only in denominations of $2,000 and multiples thereof.

      The Certificates are unsecured obligations of AFC, and the payment thereof is to be subordinated to other debt (except debts similarly subordinated) as hereinafter mentioned. There is no provision in the indentures that would prevent AFC or Agway from incurring additional debt or which would restrict the interest rate or other terms of such other debt.

      LIMITATIONS ON OWNERSHIP AND TRANSFER. The 7.75% Member Certificates and 8.0% Member Certificates may be purchased only by members of Agway. The 7.25% and 7.5% Certificates may be sold to the general public and are generally purchased by non-member patrons of Agway, Agway employees and former employees. The 7.75% and 8.0% Certificates (not subject to repurchase practice) may be purchased by both members of Agway and the general public.

      Agway, acting as transfer agent, is able to prevent issuing or reissuing a Member Money Market Certificate to other than holders of the Membership Common and Honorary Member Preferred Stock.

      REDEMPTION PROVISIONS. Upon not less than 30 days written notice, AFC may, at its option, redeem all, or by lot, from time to time any part of the Certificates at the principal amount thereof, together with accrued interest from the last interest payment date to the date fixed for redemption at the stated rate. Should the Certificates be redeemed by lot, all Certificates not redeemed will be accorded equal treatment in any subsequent redemption.

      REPURCHASE PRACTICE. While there is no guarantee of repurchase, it is the present practice of AFC to repurchase at face value, plus interest accrued at the stated rate, the Certificates of any holder whenever presented for repurchase. It is the intention of AFC to follow such practice in the future with respect to all of the Certificates offered in this Prospectus except the 7.75% and 8.0% Certificates, which AFC does not intend to repurchase.

      INTEREST REINVESTMENT OPTION. At the time of application for purchase of the Certificates, or at any time thereafter, the holder may elect to have all interest paid on the Certificate reinvested automatically. In the event that the automatic reinvestment option is elected, the interest due on each semiannual interest payment date will be added to the principal amount of the Certificate and will earn interest thereafter on the same basis as the original principal amount. This election may be revoked only as to future interest payments at any time by written notice to AFC, effective on the date when the revocation notice is duly received by AFC. Interest reinvested will be subject to federal income tax as if it had been received by the certificate holder at the time reinvested.

      SUBORDINATION PROVISIONS. The payment of the principal and interest on the Certificates is subordinated in right of payment, to the extent set forth in the indenture, to the prior payment in full of all "Senior Debt." Senior Debt is defined as the principal of, and interest on (a) indebtedness (other than the indebtedness of AFC with respect to its debentures and Certificates issued under indentures dated as of August 25, 1982, September 1, 1985, September 1, 1986, August 24, 1987, August 23, 1988 and August 23, 1989 and supplemental indenture dated August 24, 1992) of AFC for money borrowed from or guaranteed to banks, trust companies, insurance companies, and other financial institutions, including dealers in commercial paper, charitable trusts, pension trusts, and other investing organizations, evidenced by notes or similar obligations, or (b) indebtedness (other than with respect to the indentures noted in clause (a) above) of AFC evidenced by notes, debentures or certificates issued under the provisions of an indenture of similar instrument between AFC and a bank trust company, unless in any case covered by clause (a)

                   DESCRIPTION OF THE CERTIFICATES (CONTINUED)

or (b) the instrument creating or evidencing the indebtedness provides that such indebtedness is not superior or is subordinate in right of payment to the certificates. Senior Debt, as thus defined, includes all debt presently outstanding except indebtedness with respect to the debentures described in clause (a) above. As of April 1, 1997, Senior Debt of $42,500,000 was outstanding.

      In the event of any distribution of assets of AFC under any total liquidation or reorganization of AFC, the holders of all Senior Debt shall be entitled to receive payment in full before the holders of the Certificates are entitled to receive any payment. After payment in full of the Senior Debt, the holders of the Certificates will be entitled to participate in any distribution of assets, both as such holders and by virtue of subrogation to the rights of the holders of Senior Debt, to the extent that the Senior Debt was benefited by the receipt of distributions to which the holders of the Certificates would have been entitled if there had been no subordination. By reason of such subordination,  in the event of AFC's  insolvency,  holders  of Senior  Debt may receive more, ratably, and holders of the certificates may receive less, ratably, than other creditors of AFC. The subordinated debentures and Certificates rank pari passu with each other.

      MODIFICATION OF INDENTURES. The indentures permit modification or amendment thereof, but no modification of the terms of payment or reduction of the percentage required for modification will be effective against any certificate holder without his consent.

      EVENTS OF DEFAULT AND WITHHOLDING OF NOTICE THEREOF TO CERTIFICATE HOLDERS. The indentures provide for the following Events of Default: (i) failure to pay interest upon any of the Certificates when due, continued for a period of 30 days; (ii) failure to pay principal of the Certificates or Senior Debt when due; (iii) failure to perform any other covenant of AFC as set forth in the indentures, continued for 90 days after written notice by the Trustee or the
holders  of  at  least  25%  in  principal  amount  of  the  Certificates   then
outstanding.

      The Trustee, within 90 days after the occurrence of the default, is to give the certificate holders notice of all defaults known to Trustee, unless cured prior to the giving of such notice, provided that, except in the case of default in the payment of principal or interest on any of the Certificates, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the certificate holders.

      Upon the happening and during the continuance of a default, the Trustee or the holders of 25% in aggregate principal amount of the Certificates may declare the principal of all the Certificates and the interest accrued thereon due and payable, but the holders of a majority of the Certificates may waive all defaults and rescind such declaration if the default is cured. Subject to the provisions of the indenture relating to the duties of the Trustee in case any such default shall have occurred and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of any of the certificate holders unless they shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnity, a majority of the holders of outstanding Certificates will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.

      GUARANTEE BY AGWAY. If AFC or any of its successors fails punctually to pay any such principal and interest, Agway has unconditionally agreed to cause any such payment to be punctually made when and as such payment becomes due and payable, whether at maturity, upon acceleration or mandatory redemption or otherwise. To the extent that Agway has unconditionally guaranteed payments due under the Certificates, its failure to make payment under its guarantee shall constitute an Event of Default under the Indenture, and Certificate holders may proceed against Agway to the same extent, and in the same manner, as described above under "Events of Default and Withholding Notice Thereof to Certificate Holders."

      THE TRUSTEE. AFC will maintain a demand account and conduct routine banking business with the Key Bank of New York, Trustee. The Trustee is also the Trustee of a supplemental indenture dated as of October 1, 1986, between the Trustee, Agway and AFC, which amends the indentures between the Trustee and Agway dated as of

                   DESCRIPTION OF THE CERTIFICATES (CONTINUED)

August 25, 1982, September 1, 1985, and September 1, 1986. The debentures and certificates issued under the August 25, 1982, September 1, 1985, September 1, 1986, August 24, 1987, August 23, 1988, and August 23, 1989 indentures and the supplemental indenture dated August 24, 1992 rank equally as debt instruments of AFC with the certificates covered by the indenture dated August 23, 1989 being described herewith.

      The indentures contain certain limitations on the right of the Trustee, as a creditor of AFC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

      AUTHENTICATION AND DELIVERY. The Certificates may be authenticated and delivered upon the written order of AFC without any further corporate action.

      SATISFACTION AND DISCHARGE OF INDENTURES. The indentures may be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor.

      EVIDENCE AS TO COMPLIANCE WITH CONDITIONS AND COVENANTS. As evidence of compliance with the covenants and conditions provided for in the indentures, AFC is to furnish to the Trustee Officer's Certificates each year stating that such covenants and conditions have been complied with.

      On October 1, 1986, AFC assumed Agway's obligations under the indentures between the Trustee and Agway. A supplemental indenture was filed as an exhibit to the Registration Statement No. 33-8676, dated September 11, 1986, and reference is made thereto for a complete statement of the terms and provisions of such obligations.

                 DESCRIPTION OF THE INTEREST REINVESTMENT OPTION

      GENERAL. If the Certificate holder has elected to have all interest paid on the Certificate reinvested automatically, the interest due on each semiannual interest payment date will be added to the principal amount of the certificate and will earn interest thereafter on the same basis as the original principal amount. This election may be revoked - as to future interest payments only - by written notice to AFC, effective on the date when the revocation notice is duly received by AFC. Interest reinvested will be subject to federal income tax as if it had been received by the certificate holder at the time reinvested.

      RATES ON PREVIOUSLY ISSUED CERTIFICATES. The stated rates of interest on Certificates previously issued by AFC that remain outstanding (and upon which the interest reinvestment option might be exercised by any holder thereof) are as follows:

      Certificates having minimum face amounts of $100:

       Stated Rate of Interest     Due October 31,          Stated Rate of Interest    Due October 31,
       -----------------------     ---------------          -----------------------    ---------------
                9.0%                    1997                         8.0%                   2005
                9.5%                    1997                         8.5%                   2005
                4.5%                    2001                         5.5%                   2006
                5.0%                    2001                         6.0%                   2006
                6.5%                    2001                        6.25%                   2006
                7.0%                    2001                        6.75%                   2006
                7.0%                    2002                        7.25%                   2006
                7.5%                    2002                        7.75%                   2006
               6.75%                    2003                         6.0%                   2008
               7.25%                    2003                         6.5%                   2008
                8.0%                    2004                         8.5%                   2008
                8.5%                    2004                         9.0%                   2008
                7.5%                    2005

           DESCRIPTION OF THE INTEREST REINVESTMENT OPTION (CONTINUED)

      Interest on these outstanding Certificates is payable semiannually on January 1 and July 1, and at maturity, at the rate per annum for each semiannual period equal to the greater of:

      (1)  the Certificates' "stated rate"; and
      (2) one-half percent (.5%) below the "Treasury Bill Rate," as defined above.

      Certificates having minimum face amounts of $5,000:

       Stated Rate of Interest     Due October 31,          Stated Rate of Interest    Due October 31,
       -----------------------     ---------------          -----------------------    ---------------
                6.5%                    1998                         7.25%                  2001
                7.0%                    1998                         8.5%                   2001
                8.5%                    1998                         9.0%                   2001
                9.0%                    1998                         5.5%                   2002
                7.5%                    1999                         6.0%                   2002
                8.0%                    1999                         7.0%                   2003
                9.0%                    2000                         7.5%                   2003
                9.5%                    2000                         6.5%                   2006
                4.75%                   2001                         7.0%                   2006
                5.25%                   2001                         7.5%                   2006
                6.75%                   2001                         8.0%                   2006

      Interest on these outstanding Certificates is payable semiannually on January 1 and July 1, and at maturity, at the rate per annum for each semiannual period equal to the greater of:

      (1) the Certificates'  "stated rate"; and
      (2) the "Treasury Bill Rate," as defined above.

      Certificates having minimum face amounts of $2,000:

       Stated Rate of Interest     Due October 31,
       -----------------------     ---------------
                7.75%                   1997
                8.0%                    1998
                7.25%                   2000
                7.75%                   2000
                7.5%                    2002
                8.0%                    2002

     Interest on these outstanding Certificates is payable semiannually on January 1 and July 1, and at maturity, at the rate per annum for each semiannual period equal to the greater of:

     (1) the  Certificates'  "stated rate"; and
     (2) the "Treasury Bill Rate," as defined above.


                                  LEGAL OPINION

      Legal matters in connection with the securities offered hereby have been passed upon for the Companies by David M. Hayes, Esq., Senior Vice President, General Counsel and Secretary of Agway. Mr. Hayes is a Director and the General Counsel of AFC.

                                     EXPERTS

     The audited financial statements incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P. and Price Waterhouse L.L.P. The companies and periods covered by these examinations are indicated in their respective reports. Such financial statements have been so included in reliance upon the reports of the various independent accountants given on the authority of each firm as an expert in accounting and auditing.


                DISTRIBUTION AND REDEMPTION OF SECURITIES OFFERED

      Sale of the securities offered hereby will be solicited through direct mailings and/or personal contact by certain designated employees of Agway. No salesmen will be employed to solicit the sale of these securities, and no commission or discount will be paid or allowed to anyone in connection with their sale. The individual Agway employees who participate in the sale of these securities may be deemed to be underwriters of this offering within the meaning of that term as defined in Section 2(11) of the Securities Act of 1933, as amended.

      While there is no guarantee of repurchase, the Companies intend to continue their practice of repurchasing, when presented for redemption, any security being offered in this Prospectus, other than the 7.25% and 7.5% Subordinated Money Market Certificates described herein.


              ABSENCE OF PUBLIC MARKET, REDEMPTION AND MARKET RISK

      There is no market for the Debentures and there is no intent on the part of the Companies to create or encourage a trading mechanism for these Debentures. The Companies do not intend to apply for listing of the Debentures on any securities exchange. Any secondary market for, and the market value of, the Debentures will be affected by a number of factors independent of the creditworthiness of Agway and AFC, including the level and direction of interest rates, the remaining period to maturity of the Debentures, the right of the Companies to redeem the Debentures, the aggregate principal amount of the Debentures and the availability of comparable investments. In addition, the market value of the Debentures may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally, and Agway and AFC specifically.

            AGWAY INC.

               AGWAY
             FINANCIAL
            CORPORATION


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             PROSPECTUS

      Until   May  19,   1997,   all
dealers  effecting  transactions  in
the registered  securities,  whether
or   not   participating   in   this
distribution,  may  be  required  to
deliver  a  Prospectus.  This  is in
addition  to  the   obligations   of
dealers to deliver a Prospectus when
acting  as  underwriters   and  with
respect to their  unsold  allotments
or subscriptions.